Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES FOURTH QUARTER FISCAL 2011 RESULTS

Mountain Grove, Missouri (September 27, 2011) – First Bancshares, Inc. (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced its financial results for the fourth quarter and for its fiscal year ended June 30, 2011.

For the quarter ended June 30, 2011, the Company had a net loss of $1.9 million, or $(1.26) per share – diluted, compared to a net loss of $1.6 million, or $(1.05) per share – diluted for the comparable period in 2010.  The net loss for the year ended June 30, 2011 was $4.1 million, or $(2.65) per share – diluted, compared to a net loss of $1.5 million, or $(0.96) per share – diluted for the year ended June 30, 2010. The net losses for the quarter and year ended June 30, 2011 were attributable to decreases in net interest income and non-interest income, as well as, increases in non-interest expense for both the quarter and year ended June 30, 2011. The provision for loan losses decreased for the 2011 quarter compared to the 2010 quarter, but increased for fiscal 2011 compared to fiscal 2010. The provision for losses on real estate owned increased to $1.4 million for the fourth quarter of fiscal 2011, and to $2.2 million for fiscal 2011 from $41,000 and $181,000, respectively, for the same periods in fiscal 2010.

During the quarter ended June 30, 2011, net interest income decreased by $26,000, or 1.6%, to $1.5 million from $1.6 million during the quarter ended June 30, 2010. This decrease was the result of a decrease in interest income of $308,000, or 13.6%, which was partially offset by a decrease in interest expense of $282,000, or 40.3%. The decrease in both interest income and interest expense was primarily the result of a significant decrease in market interest rates between the two periods.

Non-interest income decreased by $1.5 million, or 438.0%, to a negative $1.1 million during the 2011 quarter from $333,000 during the 2010 quarter. Service charges and other fee income decreased by $99,000, or 28.8%, gain on the sale of loans decreased by $8,000, or 62.6%, and gain on the sale of real estate held decreased by $30,000, or 84.0%. Additionally, during the 2011 quarter there was an increase of $1.4 million in write downs on real estate owned compared to the same quarter in 2010. These negative changes were partially offset by an increase of $5,000, or 25.6%, in other non-interest income and a $15,000 profit on the sale of investments during the 2011 quarter. Service charge income has been decreasing over the last couple of years as a result of regulatory changes and restrictions, and accounts being managed more carefully in the existing economic climate.

During the quarter ended June 30, 2011, the provision for loan losses decreased by $323,000, or 40.9%, to $466,000 from $789,000 during the quarter ended June 30, 2010. The allowance for loan losses was $2.0 million, or 2.03%, of gross loans at June 30, 2011 compared to $2.5 million, or 2.28% of gross loans at June 30, 2010. Total non-performing assets at June 30, 2011 were $10.5 million, representing a decrease of $2.6 million from total non-performing assets of $13.1 million at June 30, 2010.

Non-interest expense increased by $17,000, or 0.9%, remaining at approximately $1.9 million for both the quarter ended June 30, 2011. There were decreases of $17,000, or 2.0%, in compensation and benefits, and $45,000, or 26.7%, in deposit insurance premiums during the 2011 quarter compared to the 2010 quarter. These decreases were offset by increases of $63,000, or 17.1%, in other non-interest expenses, $13,000, or 9.1%, in professional fees and $4,000, or 1.1%, in occupancy and equipment expense during the 2011 quarter compared to the 2010 quarter.

During the year ended June 30, 2011, net interest income decreased by $352,000, or 5.6%, to $6.1 million from $6.5 million during the year ended June 30, 2010. This decrease was the result of a decrease in interest income of $1.5 million, or 15.6%, which was partially offset by a decrease in interest expense of $1.2 million, or 35.6%. The decrease in both interest income and interest expense was primarily the result of a significant decrease in market interest rates between the two periods.

During fiscal 2011, non-interest income decreased by $2.3 million, or 147.9%, to a negative $736,000 from $1.5 million during fiscal 2010. This decrease was primarily the result of a decrease of $488,000, or 32.3%, in service charges and other fee income, a decrease of $21,000, or 45.9%, in gain on the sale of loans, a decrease of $30,000, or 84.0%, in net gain on the sale of property and a decrease of $31,000, or 28.4%, in other non-interest income. Additionally, during fiscal 2011 there was an increase of $2.0 million in write downs on real estate owned. These negative changes were partially offset by net gains on the sale of investments of $315,000.  There were no investments sold during fiscal 2010.

During the year ended June 30, 2011, the provision for loan losses increased by $330,000, or 38.8%, to $1.2 million from $852,000 during the year ended June 30, 2010. During fiscal 2011, the Savings Bank’s allowance for loan losses decreased by $544,000 to $2.0 million from $2.5 million at June 30, 2010. The decrease during fiscal 2011 was the result of net charge-offs of $1.7 million, which was partially offset by the $1.2 million provision for loan losses.

Non-interest expense increased by $114,000, or 1.5%, during fiscal 2011 to $7.8 million from $7.6 million during fiscal 2010. The increase in non-interest expense was primarily the result of increases in professional fees of $231,000, or 43.5%, and in other non-interest expense of $246,000, or 16.4%.  These increases were partially offset by decreases of $195,000, or 5.4%, in compensation and benefits, $31,000, or 2.2%, in occupancy expenses and $138,000, or 22.9%, in deposit insurance premiums. The decreases in compensation and benefits and in occupancy expense were the result of staff reductions and other cost cutting measures.

Total consolidated assets at June 30, 2011 were $209.3 million, compared to $211.7 million at June 30, 2010, representing a decrease of $2.3 million, or 1.1%.  Stockholders’ equity at June 30, 2011 was $18.1 million, or 8.6% of assets, compared with $22.6 million, or 10.7% of assets, at June 30, 2010.  Book value per common share decreased to $11.65 at June 30, 2011 from $14.68 at June 30, 2010. The decrease in equity was primarily attributable to the net loss of $4.1 million for the year ended June 30, 2011 and a negative change of $450,000, net of income taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $12.9 million, or 11.8%, to $95.8 million at June 30, 2011 from $108.7 million at June 30, 2010.  The decrease in loans receivable included decreases of $5.4 million, $4.7 million, $1.2 million, $1.1 million and $1.1 million, in single-family loans, commercial real estate loans, commercial business loans, land loans and consumer loans, including second mortgages, respectively. Customer deposits increased $586,000, or 0.3%, to $180.7 million at June 30, 2011 from $180.1 million at June 30, 2010.

Non-performing assets decreased by $2.6 million to $10.5 million at June 30, 2011 from $13.1 million at June 30, 2010. The decrease between June 30, 2010 and June 30, 2011 was the result of decreases in non-accruing loans of $2.6 million, in impaired loans not past due of $1.0 million and $61,000 in repossessed assets. These decreases were partially offset by an increase of $1.0 million in real estate owned. There were no accruing loans 90 days past due on the books at either June 30, 2011 or June 30, 2010.

During the year ended June 30, 2011, the allowance for loan losses decreased $544,000 to $2.0 million from $2.5 million as of June 30, 2010, and the ratio of the allowance to gross loans decreased to 2.03% at June 30, 2011 from 2.28% at June 30, 2010.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Orders to Cease and Desist, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; changes in consumer spending and savings habits, the results of litigation; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s reports filed with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  R. Bradley Weaver, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating Data:

Total interest income	$1,960	$2,268	$8,253	$9,777
Total interest expense	420	702	2,104	3,266
Net interest income	1,540	1,566	6,159	6,511
Provision for loan losses	466	789	1,182	852
Net interest income after provision for loan losses	1,074	777	4,967	5,659
Non-interest income	(1,125)	333	(736)	1,535
Non-interest expense	1,896	1,889	7,751	7,637
Loss before income tax	(1,948)	(624)	(3,520)	(443)
Income tax provision	-	842	581	1,041
Net loss	$(1,948)	$(1,621)	$(4,101)	$(1,484)
Net loss per share-basic	$(1.26)	$(1.05)	$(2.65)	$(0.96)
Net loss per share-diluted	$(1.26)	$(1.05)	$(2.65)	$(0.96)

	At June 30,
Financial Condition Data:	2011	2010

Total assets	$209,344	$211,657
Loans receivable, net	95,817	108,683
Non-performing assets	10,474	7,873

Cash and cash equivalents, including interest-bearing deposits	24,799	20,183
Investment securities	75,166	69,539
Customer deposits	180,661	180,075
Borrowed funds	9,417	8,352
Stockholders' equity	18,065	22,611
Book value per share	$11.65	$14.68